UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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IEC ELECTRONICS CORP.
(Name of Registrant as Specified in its Charter)
VINTAGE OPPORTUNITY PARTNERS LP
VINTAGE CAPITAL MANAGEMENT, LLC
KAHN CAPITAL MANAGEMENT, LLC
BRIAN R. KAHN
KEITH M. BUTLER
CHARLES P. HADEED
LYNN J. HARTRICK
ANDREW M. LAURENCE
JEREMY R. NOWAK
JEFFREY T. SCHLARBAUM
ERIC SINGER
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Vintage Capital Management, LLC
January 9, 2015
Dear Fellow IEC Electronics Stockholder:
PROTECT THE VALUE OF YOUR INVESTMENT — REVIVE IEC ELECTRONICS NOW
STOCKHOLDERS NEED EFFECTIVE LEADERSHIP AND A REAL VOICE ON
IEC’S BOARD OF DIRECTORS
VOTE ON THE GOLD PROXY CARD FOR VINTAGE CAPITAL’S NOMINEES TODAY
Vintage Capital Management, LLC and its affiliates (“Vintage”) beneficially own approximately 7% of the outstanding common stock of IEC Electronics Corp. (“IEC”), making Vintage IEC’s largest stockholder. We believe IEC stock is deeply undervalued as a result of:
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Poor operational performance;

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Management double-speak and their misleading statements to stockholders, which has led to a lack of credibility and transparency; and

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The incumbent Board of Directors’ entrenchment tactics and tolerance of poor corporate governance practices.

There was a period of time when IEC thrived and was considered one of the top small companies in the United States based on sales and income generation. Jeffrey Schlarbaum, IEC’s President until 2012 and currently one of Vintage’s director nominees, righted the ship after years of neglect under IEC’s current Chief Executive Officer, W. Barry Gilbert, and the incumbent Board of Directors. The years when Mr. Schlarbaum was active at IEC witnessed steady revenue, margin and income generation, in contrast to the dark years under Mr. Gilbert’s hand. We believe IEC can be revived and create value for you once again.
As a result, we are seeking your support to elect a slate of seven highly qualified nominees with independent perspectives to the Board of Directors at IEC’s upcoming 2015 Annual Meeting of Stockholders (the “Annual Meeting”) on the enclosed GOLD proxy card. Each of Vintage’s nominees has exceptional qualifications and will bring fresh, independent perspectives and insights to the Board. We urge you to vote your enclosed GOLD proxy card TODAY by signing, dating and returning your GOLD proxy card in the postage-paid envelope provided.
In addition to Mr. Schlarbaum’s direct experience in delivering value to IEC’s stockholders, we believe that our nominees have the right mix of skills to turn your company around. The incumbent Board of Directors does not have directors with deep experience in the contract manufacturing sector or sufficient knowledge of financial markets — vital skills necessary to restore IEC. If elected at the Annual Meeting, our nominees are committed to reestablishing organic growth and reassessing the bungled acquisitions made by the incumbent Board, while also reviewing all strategic alternatives available to IEC.
We believe that significant change to the composition of the Board is necessary given the severe relative underperformance of IEC’s stock since Mr. Schlarbaum’s departure: IEC is down over 20% in that period compared to NASDAQ’s gain of over 60% and Sparton’s, IEC’s competitor, gain of over 100%. Stockholders should not believe that IEC will turn around on its own or under the incumbent regime. We expect upcoming first fiscal quarter sales to result in a sub $130 million revenue run rate, which is indefensible.

Change needs to happen now.
IEC is down more than 20% since Mr. Schlarbaum’s departure in January 2013

IEC’S PERFORMANCE UNDER MR. GILBERT AND
THE INCUMBENT BOARD IS INEXCUSABLE
Stockholders have experienced two separate periods of underperformance under Mr. Gilbert — between 1993 and 2004 and between 2012 and 2014. In that first period, revenue declined by 73% and operating income averaged a meager $750,000. In the second period, revenue declined 8.3% and operating income averaged a negative $6.7 million. Contrast this with when Mr. Schlarbaum was a senior executive at IEC from 2004 until 2012: During that time, IEC significantly outperformed its peers and the broader market, with revenue increasing by 418% and average operating income of  $4.1 million and $10.5 million during the two years he served as president.
Stockholders should ask themselves why IEC was unable to sustain that performance. Mr. Schlarbaum created tremendous value, and the incumbent Board of Directors and management team squandered those gains and the potential for more.
The best example of the Board of Directors’ and management’s misunderstanding of the market in which IEC operates is Baxter Healthcare. Baxter is IEC’s largest customer and historically represented $20 million per year in revenue. However, Baxter’s current run rate is just 60% of historical norms. Why has the Board and management allowed our most valued customer slip this far through the cracks? Vintage’s nominees are committed to improving IEC’s relationship with this important customer.
Even when stockholders get their hopes up, under the current regime, we have been disappointed again and again. Quintel was once touted by Mr. Gilbert as a star telecom customer and yet, when Quintel’s conversion from turnkey manufacturing to customer-furnished material programs significantly impacted IEC’s revenue, the story quickly changed. Quintel alone has resulted in a $1 million miss in the first fiscal quarter budget. On the November 24, 2014, earnings call, Mr. Gilbert could only say that IEC was “giving up” on a customer without specifically acknowledging the Quintel mishap.
While mismanaging current customer accounts, the incumbents are compounding the problem by failing to source new revenue or build existing relationships that were initiated under Mr. Schlarbaum. IEC has not announced details surrounding new electronics manufacturing services customer awards in over 20 months and the incumbent management team continues to report military and aerospace sector softness and customer disengagements. If we do not act fast to stem the tide, IEC’s revenue will continue to shrink.
The Board and Mr. Gilbert’s Failed Acquisition of Southern California Braiding Destroyed
Significant Stockholder Value
If elected, Mr. Schlarbaum and Vintage’s other nominees will need to reassess the bungled acquisitions made by Mr. Gilbert and his hand-picked team. The Southern California Braiding (“SCB”) debacle is just one prominent example. It was acquired in 2010 despite Mr. Schlarbaum’s strong opposition. The incumbents believed it was a sustainable, high margin business, even though it lacked long-term contracts and showcased a questionable and uncharacteristically high margin profile in diligence. Management now admits they were duped in diligence, evidenced by sales in 2012 coming in $11 million less than projected and earnings being restated by $2.2 million in 2013 with a $14 million impairment charge later that year.
The Board and Mr. Gilbert Pursued an Ill-Advised Segmentation of IEC’s Business
Mr. Gilbert and the incumbent Board of Directors decided to split the company between the military/aerospace and medical/industrial segments, increasing overhead and creating vast inefficiencies. At IEC’s plant in Newark, NY, 30% of the manufacturing work was aerospace and defense related, but all of this work was omitted from the aerospace and defense structure headquartered in Albuquerque, NM. Why? If the goal was to split IEC’s operations into two segments, why do it so poorly?
Further, two separate sales force structures were created, resulting in customer confusion, process inefficiencies and lost sales. On top of it all, because the incumbent management team lacks the expertise to fix the problems created by the new split structure — and the incumbent Board of Directors lacks the skills to help them in this process — IEC hired an expensive six-figure consultant to help the company fix its own mistakes. IEC cannot and should not need to spend stockholder money to solve a problem from the outside. Vintage’s nominees have the skills and expertise to delve into these issues directly and act decisively.
MANAGEMENT LACKS CREDIBILITY AND THE INCUMBENT BOARD HAS LET THEM
FOCUS ON THEIR JOBS INSTEAD OF STOCKHOLDER VALUE
Mr. Gilbert’s misleading and opaque statements about the loss of Quintel revenue is not his first attempt to confuse stockholders and further entrench himself and his sidekicks. Time and again, management’s statements have not come to fruition. On an earnings call in early 2014, Mr. Gilbert admitted as much: “In our last conference call we said that we expected the first half of the fiscal year to be flat. In fact, our first-quarter revenues declined 2.6%.” His unfounded optimism continued in May 2014, when he stated “I expect modest but steady revenue growth.” In fact, revenue declined by 5.2% in the subsequent quarter. Yet, when challenged to provide more accurate guidance, Mr. Gilbert has demurred with responses such as, “If I were you, I’d be wondering, can’t these guys get out of their own way?” Why should we believe in management now? Don’t we need a management team that has better answers?
Mr. Gilbert’s regime has also not been able to maintain a consistent Chief Financial Officer for the past 11 years. During this period, IEC has had five CFOs with an average tenure of just 2.2 years. One CFO was only “on contract.” A company cannot operate without an experienced professional with knowledge of IEC’s markets serving in this role. The lack of a consistent CFO has destabilized IEC.
The incumbent management team has not only destroyed your value as a stockholder, but has done so while entrenching themselves and ensuring that they benefit personally no matter how bad IEC’s performance is. They either do not have the capabilities to fix your company or do not wish to do so and have done everything in their power to stay in their high-paying posts. To highlight just one example, here are the key terms of Mr. Gilbert’s employment agreement: (1) severance payments will be made upon Mr. Gilbert’s voluntary resignation; (2) Mr. Gilbert will receive a lucrative seven year consulting contract upon severance, (3) Mr. Gilbert cannot be terminated for cause without having the opportunity to cure the reason for their termination; and (4) a portion of Mr. Gilbert’s bonus payments are made for target achievements and not actual results.
It is perhaps not hard to understand why the incumbent Board of Directors is willing to reward Mr. Gilbert so handsomely for what is, at best, mediocre performance: The incumbent Board is a cozy club, with two directors serving for 20 years and another for 14 years. Vintage believes that, quite simply, the incumbent Board lacks the independence necessary to challenge management.
The incumbent Board of Directors also adopted a “poison pill” that prevents Vintage from buying more shares of IEC. Vintage stands ready to increase its investment in IEC — we are ready to put our money where our mouth is. But the incumbent Board, perhaps in an effort to save their jobs, has decided to stand in our way.
VINTAGE’S NOMINEES WILL ADDRESS IEC’S SHORTCOMINGS
Along with Mr. Schlarbaum, Vintage has a plan to rescue IEC. First and foremost, we must reestablish organic growth. We would repeal recent changes to the business development structure and restore the processes that produced 26% compound growth rates over the seven years under Mr. Schlarbaum. Further, we would fix the new customer acquisition process by turning around the underperformance, focusing the most capable resources only on prospects that fit our skill-set, and ensure effective strategies are put in place to win new business.

We will also stem the bleeding at SCB and at IEC’s Albuquerque facility. It is clear that the SCB acquisition has not lived up to its potential and requires immediate action. We will evaluate the situation once on the ground and consider consolidating SCB’s existing operations into other IEC facilities to capture cost and process efficiencies. The Albuquerque operation has failed to grow since its acquisition in 2009. Although its manufacturing structure is specialized solely for the aerospace and defense industry, it lacks certain capabilities to make it attractive to new customers and senior leadership does not possess the industry knowledge or experience to solve capability gaps and drive ongoing sales. Vintage’s nominees have the knowledge and experience necessary to review the problem quickly and make a decisive change.
It is clear that IEC’s employees are yearning for better leadership. We have heard from a number of current and former employees who believe that the change Vintage is proposing cannot happen quickly enough.
Vintage’s nominees are committed to ensuring that IEC has the right leadership to restore the company’s promise of  “absolutely, positively, perfect and on-time.”
NOW IS THE TIME FOR CHANGE — STOCKHOLDERS NEED TO RECLAIM THE BOARDROOM
PLEASE VOTE FOR KEITH M. BUTLER, CHARLES P. HADEED, LYNN J. HARTRICK, ANDREW M. LAURENCE, JEREMY R. NOWAK, JEFFREY T. SCHLARBAUM AND ERIC SINGER ON THE ENCLOSED GOLD PROXY CARD TODAY.
Very sincerely,
Jeremy Nowak	Andrew Laurence
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED Stockholders Call Toll-Free: (888) 750-5834 Banks and Brokers May Call Collect: (212) 750-5833
IMPORTANT

We urge you NOT to sign any white proxy card sent to you by IEC.
If you have already done so, you have every right to change your vote by using the enclosed
GOLD proxy card to vote TODAY — by telephone, by Internet, or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.

Forward-Looking Statements
This letter may contain certain statements that are “forward looking” in nature, and stockholders should be aware that any such forward-looking statements are only predictions and subject to risks and uncertainties that exist in the business environment that could render actual outcomes and results materially different from that predicted. In some cases, such forward-looking statements may be identified by terminology such as “may,” “will,” “could,” “should,” “plans,” “expects,” “intends” or “believes” or the negative of such terms or other comparable terminology. You should not place undue reliance on any such statements, and any forward-looking statements made in this letter are qualified in their entirety by these cautionary statements. There can be no assurance that the actual results or developments anticipated by Vintage will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, IEC or its business, operations or financial condition. Except to the extent required by applicable law, Vintage undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.